EXHIBIT 1

Form of Rule 10b5-1 Trading Plan

Wilson-Davis & Company-WD INVESTMENTS 236 So. Main St. - Salt Lake City, UT 84101

or PO Box 11587 Salt Lake City, Utah 84147

Member: Securities Investor Protection Corporation    SiPC Member: National Association of Securities Dealers

SALES PLAN

(SEC Rule 10b5-1)

THIS SALES PLAN (Rule 10b5-1) dated                     , 20     (this “Sales Plan”) is between                                               (“Seller”) and WILSON-DAVIS & CO., INC. (“WDCO”), acting as agent for Seller.

A. Recitals

1. This Sales Plan is entered into between Seller and WDCO for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange

Act of 1934, as amended (the “Exchange Act”).

2. Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller’s holdings of the common stock (the “Stock”), of                                      (the “Issuer”), including, if applicable, Stock that Seller has the right to acquire under the outstanding stock options issued by the Issuer listed on Schedule A hereto (the “Options”).

B. Seller’s Representations, Warranties, and Covenants

1. As of the date hereof, Seller is not aware of any material nonpublic information concerning the Issuer or its securities. Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. This Sales Plan is adopted during an open trading window established by the Issuer.

2. The securities to be sold under this Sales Plan are owned free and clear by Seller (subject, if applicable, in the case of shares underlying Options, only to the compliance by Seller with the exercise provisions of such Options) and are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option, or encumbrance or any other limitation on disposition, other than those that may have been entered into between Seller and WDCO or imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the “Securities Act”). There are no litigation, arbitration, or other proceedings pending or, to the Seller’s knowledge, threatened that would prevent or interfere with the sale of Stock or exercise of Options under this Sales Plan.

3. While this Sales Plan is in effect, Seller agrees not to bid for, purchase, enter into, or alter any corresponding or hedging transaction or position respecting the securities covered by this Sales Plan (including respecting any securities convertible or exchangeable into the Stock) and agrees not to alter or deviate from the terms of this Sales Plan.

4. Seller agrees that Seller shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of WDCO or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect. Any notice given to WDCO pursuant to this Sales Plan shall be given in accordance with paragraph G.6.

Voice 801-532-1313      Fax 801-578-2823      Website      www.wdco.com

5. Seller agrees to:

(a) provide WDCO with a certificate dated as of the date hereof and signed by the Issuer, substantially in the form of Exhibit A hereto, prior to commencement of the Plan Sales Period (as defined below).

(b) notify WDCO’s compliance office by telephone at the number set forth in paragraph G.5 below as soon as practicable if Seller becomes aware of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto. Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about the Issuer or its securities to WDCO. Such notice shall be in addition to the notice required to be given to WDCO by the Issuer pursuant to the certificate set forth as Exhibit A hereto.

6. If representations, warranties, and covenants that are not contained in Section B of this Sales Plan are required by WDCO (e.g., for Rule 144 or 145 sales), Seller agrees to complete, execute, and deliver to WDCO a seller representation letter dated as of the date hereof, in the form to be provided by WDCO prior to the commencement of the Plan Sales Period.

7. The execution and delivery of this Sales Plan by Seller and the completion of the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any of Seller’s affiliates or any judgment, order, or decree of any governmental body, agency, or court having jurisdiction over Seller or Seller’s affiliates.

8. Seller has consulted with Seller’s own advisers as to the legal, tax, business, financial, and related aspects of, and has not relied upon WDCO or any person affiliated with WDCO in connection with, Seller’s adoption and implementation of this Sales Plan. Seller acknowledges that WDCO is not acting as a fiduciary or an adviser for Seller.

9. Seller agrees that until this Sales Plan has been terminated Seller shall not: (a) enter into a binding contract respecting the purchase or sale of the Stock with another broker, dealer, or financial institution (each, a “Financial Institution”); (b) instruct another Financial Institution to purchase or sell the Stock; or (c) adopt a plan for trading respecting the Stock other than this Sales Plan.

10. Seller agrees: (a) to make all filings, if any, required under Sections 13(d), 13(g), and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller; and (b) that Seller shall at all times during the Plan Sales Period (as defined below), in connection with the performance of this Sales Plan, comply with all applicable laws, including Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

11. Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when, or whether to effect sales of Stock pursuant to this Sales Plan.

12. If the Stock is to be sold under Rule 144 or 145 under the Securities Act:

(a) Seller represents and warrants that the Stock to be sold pursuant to this Sales Plan is currently eligible for sale under Rule 144 or 145.

(b) Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.

(c) Seller agrees to complete, execute, and deliver to WDCO Forms 144 for the sales to be effected under this Sales Plan at such times and in such numbers as WDCO shall request, and WDCO agrees to file such Forms 144 on behalf of Seller as required by applicable law. Seller understands and agrees that WDCO shall make one Form 144 filing at the beginning of each three-month period commencing upon the first Sale Day under this Sales Plan.1

(d) Seller hereby grants WDCO a power of attorney to complete and/or file on behalf of Seller any required Forms 144. Notwithstanding such power of attorney, Seller acknowledges that WDCO shall have no obligation to complete or file Forms 144 on behalf of Seller except as set forth in subparagraph (c).

(e) WDCO agrees to conduct all sales pursuant to this Sales Plan in accordance with the manner of sale requirement of Rule 144 of the Securities Act and in no event shall WDCO effect any sale if such sale would exceed the then-applicable amount limitation under Rule 144, assuming WDCO’s sales pursuant to this Sales Plan are the only sales subject to that limitation.

C. Implementation of the Plan

1. Seller hereby appoints WDCO as the Seller’s agent and attorney-in-fact to sell shares of Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, WDCO hereby accepts such appointment.

2. WDCO is authorized to begin selling Stock pursuant to this Sales Plan on (specify date on which sales are to begin, which should be a date not earlier than 30 days after the date of this Sales Plan)                                  and shall cease selling Stock on the earliest to occur of: (a) the date on which WDCO is required to suspend or terminate sales under the Sales Plan pursuant to paragraph D.1 below; (b) the date on which WDCO receives notice of the death of Seller; (c) the date on which WDCO receives notice from the Issuer of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto; (d) the date on which WDCO receives notice of the commencement or impending commencement of any proceedings in respect of or triggered by Seller’s bankruptcy or insolvency; and (e) (specify one or more occurrences that will mark the last day on which sales may occur):

•	(insert specific date—it is suggested that the Sales Plan not exceed two years)

•	the date that the aggregate number of shares of Stock sold pursuant to this Sales Plan reaches shares (the “Total Sale Amount”)

[1]

The Seller’s representation on the Forms 144 regarding Seller’s knowledge of material information regarding the Issuer may be made as of the date this Sales Plan is adopted. The “Remarks” section of each Form 144 should state that the sale is being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c) and indicate the date the Sales Plan was adopted and that the representation is made as of such date.

•

the date that the aggregate proceeds of sales pursuant to this Sales Plan (after deducting any commission, commission equivalent, mark-up or differential, and other expenses of sale, and if this Sales Plan covers options, exercise prices, withholding taxes, and other expenses of exercise) reaches $

(the “Plan Sales Period”).

3. Please check, as applicable; unchecked items will not be applicable, whether or not completed:

(a) During the Plan Sales Period, WDCO shall sell the Daily Sale Amount (as defined below) for the account of Seller on each Sale Day (as defined below), subject to the following restrictions, if desired:

•

WDCO shall not sell any shares of Stock pursuant to this Sales Plan at a price of less than $                 per share (before deducting any commission, commission equivalent, mark-up or differential, and other expenses of sale) (the “Minimum Sale Price”); and

•	(insert other restrictions)

                                                                                                                                                                                             .

(b) A “Sale Day” is (specify the days on which WDCO is to sell Stock, e.g., “each Trading Day” or “the first Monday of each month”)                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                    during the Plan Sales Period, provided that if any Sale Day is not a Trading Day, such Sale Day shall be deemed to fall on the next succeeding Trading Day. A “Trading Day” is any day during the Plan Sales Period that the principal market or exchange for the Stock (the “Principal Market”) is open for business and the Stock trades regular way on the Principal Market.

(c) The “Daily Sale Amount” for any Sale Day shall be (please check the box corresponding to the amount of Stock that WDCO is to sell on each Sale Day):

•	shares of Stock

•

an amount of Stock resulting in aggregate proceeds (after deducting any commission, commission equivalent, mark-up or differential, and other expenses of sale, and if this Sales Plan covers options, exercise prices, withholding taxes, and other expenses of exercise) of $                 [2]

•	the amount of Stock determined in accordance with the following formula: [3]

[2]	If the Daily Sale Amount is specified as a dollar amount, it is advisable to include a limit price in paragraph C.3(a), so that there is some cap on the number of shares to be sold on each Sale Day.
[3]	This formula, together with the other provisions of this Section 3, must identify the amount, price, and date of sales with the specificity required by Rule 10b5-1(c)(1)(i)(B)(2).

•	the amount of Stock set forth on the grid below opposite the per share price range that corresponds to the reported price of the opening reported market transaction in the Stock on such Sale Day

Reported Price of Opening Reported Market Transaction in the Stock	Daily Sale Amount
If the price is below $
If the price is between $ and $
If the price is between $ and $
If the price is above $

(d) Subject to the restrictions set forth in paragraph C.3(a) above, WDCO shall sell the Daily Sale Amount on each Sale Day under ordinary principles of best execution at the then- prevailing market price.

(e) If, consistent with ordinary principles of best execution or for any other reason, WDCO cannot sell the Daily Sale Amount on any Sale Day, then the amount of such shortfall may be sold as soon as practicable on the immediately succeeding Trading Day and on each subsequent Trading Day as is necessary to sell such shortfall consistent with ordinary principles of best execution; provided that in no event may the amount of the shortfall for any such Sale Day be sold later than the fourth business day after such Sale Day. Nevertheless, if any such shortfall exists after the close of trading on the last Trading Day of the Plan Sales Period, WDCO’s authority to sell such shares for the account of Seller under this Sales Plan shall terminate.

(f) The Daily Sale Amount, the Total Sale Amount, if applicable, and the Minimum Sale Price, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split, or stock dividend respecting the Stock or any change in capitalization respecting the Issuer that occurs during the Plan Sales Period.

4. WDCO shall not sell Stock hereunder at any time when:

(a) WDCO, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities, or other crisis or calamity has occurred that could, in WDCO’s judgment, impact sales of the Stock; or

(b) WDCO, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual, or regulatory restriction applicable to it or its affiliates or to Seller or Seller’s affiliates (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or the Stock); or

(c) WDCO has received notice from the Issuer or Seller of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto; or

(d) WDCO has received notice from Seller to terminate the Sales Plan in accordance with paragraph D.1 below.

5.     (a) To the extent that the Sales Plan covers common stock, Seller agrees to deliver the Stock to be sold pursuant to this Sales Plan (with the amount to be estimated by Seller in good faith, if the Daily Sale Amount is designated as an aggregate dollar amount) (the “Plan Shares”), to the extent such Plan Shares are currently owned by Seller, into an account at WDCO in the name of and for the benefit of Seller (the “Plan Account”) prior to the commencement of sales under this Sales Plan.

(b) To the extent that the Sales Plan covers options, Seller agrees to make appropriate arrangements with the Issuer and its transfer agent and stock plan administrator to permit WDCO to furnish notice to the Issuer of the exercise of the Options and to have underlying shares delivered to WDCO as necessary to effect sales under this Sales Plan. Seller hereby authorizes WDCO to serve as Seller’s agent and attorney-in-fact and, in accordance with the terms of this Sales Plan, to exercise the Options. Seller agrees to complete, execute, and deliver to WDCO Stock Option Cashless Exercise Forms, in the form attached hereto as Exhibit B, for the exercise of Options pursuant to this Sales Plan at such times and in such numbers as WDCO shall request. Stock received upon exercise of Options shall be delivered to the Plan Account.

(c) To the extent that the Sales Plan covers options, WDCO shall withdraw Stock from the Plan Account in order to effect sales of Stock under this Sales Plan. If on any day that sales are to be made under this Sales Plan the number of shares of Stock in the Plan Account is less than the number of shares to be sold on such day and this Sales Plan covers options, WDCO shall exercise a sufficient number of Options to effect such sales in the manner specified below:

•	exercise first those Options with the earliest expiration date.

•	exercise first those Options with the lowest exercise price.

•	(insert other direction) .

WDCO shall in no event exercise any Option if at the time of exercise the exercise price of the Option is equal to or higher than the market price of the Stock.

(d) To the extent that the Sales Plan covers options, WDCO shall, in connection with the exercise of Options, remit to the Issuer the exercise price thereof along with such amounts as may be necessary to satisfy withholding obligations. These amounts shall be deducted from the proceeds of sale of the Stock, together with interest thereon computed in accordance with WDCO’s customary practices.

(e) To the extent that any Stock remains in the Plan Account after the end of the Plan Sales Period or upon termination of this Sales Plan, WDCO agrees to return such Stock promptly to the Issuer’s transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller.

6. WDCO shall in no event effect any sale under this Sales Plan if the Stock to be sold is not in the Plan Account or, if this Sales Plan covers options, underlying an Option that is exercised in accordance with the terms of this Sales Plan on the day of such sale.

7. WDCO may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Seller agrees that if WDCO is a market maker in the Stock at the time that any sale is to be made under this Sales Plan, WDCO may, at its sole discretion, purchase the Stock from Seller in its capacity as market maker.

D. Termination; Amendment

1.     (a) This Sales Plan may be suspended or terminated by Seller only during open trading windows established by the Issuer and upon three days’ prior written notice sent to WDCO’s compliance office by overnight mail and by facsimile at the address and fax number set forth in paragraph G.5 below. Seller agrees that Seller shall not suspend or terminate this Sales Plan except upon consultation with Seller’s own legal advisers.

(b) This Sales Plan shall be suspended or, at WDCO’s option, terminated, if WDCO receives notice from the Issuer of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A hereto.

2. Seller agrees that WDCO will execute this Sales Plan in accordance with its terms and will not be required to suspend or terminate any sales of the Stock unless WDCO has received notice from Seller or the Issuer in accordance with paragraph D.1 above at least three days prior to the date on which this Sales Plan is to be suspended or terminated.

3. This Sales Plan may be amended by Seller only during open trading windows established by the Issuer and upon the written consent of WDCO and receipt by WDCO of the following documents, each dated as of the date of such amendment:

(a) a representation signed by the Issuer substantially in the form of Exhibit A hereto;

(b) a certificate signed by Seller certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date; and

(c) a seller representation letter completed and executed by Seller substantially in the form of Exhibit B hereto.

4. In the event of any amendment, suspension, or termination of this Sales Plan, a waiting period of not less than 30 days shall be imposed before trades can be reinstated under this Sales Plan.

E. Indemnification; Limitation of Liability

1.     (a) Seller agrees to indemnify and hold harmless WDCO and its directors, officers, employees, and affiliates from and against all claims, losses, damages, and liabilities (including any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to WDCO’s actions taken or not taken in compliance with this Sales Plan or arising out of or attributable to any breach by Seller of this Sales Plan (including Seller’s representations and warranties hereunder) or any violation by Seller of applicable laws or regulations. This indemnification shall survive termination of this Sales Plan.

(b) Notwithstanding any other provision hereof, WDCO shall not be liable to Seller for:

(i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or

(ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions, or other extraordinary natural causes.

2. Seller acknowledges and agrees that in performing Seller’s obligations hereunder, neither WDCO nor any of its affiliates nor any of their respective officers, employees, or other representatives are exercising any discretionary authority or discretionary control respecting management of Seller’s assets, or exercising any authority or control respecting management or disposition of Seller’s assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) respecting Seller or Seller’s assets. Without limiting the foregoing, Seller further acknowledges and agrees that neither WDCO nor any of its affiliates nor any of their respective officers, employees, or other representatives has provided any “investment advice” within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions respecting Seller’s assets.

F. Agreement to Arbitrate

Any dispute arising under this Sales Plan shall be resolved in accordance with the arbitration provisions of Seller’s account agreement with WDCO, which is incorporated herein by reference, and the rules of the Financial Industry Regulatory Authority.

G. General

1. Proceeds from each sale of Stock effected under the Sales Plan will be delivered to Seller’s account (specify account)                                          on a normal three-day settlement basis less any commission, commission equivalent, mark-up or differential, and other expenses of sale to be paid to WDCO, provided that any commission hereunder shall be $                 per share of Stock sold.

2. This Sales Plan is a “securities contract” as such term is defined in Section 741(7) of Title 11 of the United States Code (“Bankruptcy Code”) and is entitled to all of the protections given such contracts under the Bankruptcy Code.

3. In the event that it is necessary for WDCO to borrow or purchase shares of Stock in order to complete any sale on behalf of Seller pursuant to this Sales Plan, Seller authorizes WDCO to borrow or purchase such shares and agrees to be responsible for any expense or loss that WDCO may sustain relating to such borrowing or purchase, including any expense or loss WDCO may sustain as a result of its inability to borrow or purchase shares of the Stock to complete its delivery obligation.

4. This Sales Plan constitutes the entire agreement between the parties respecting this Sales Plan and supersedes any prior agreements or understandings with regard to the Sales Plan.

5. All notices to WDCO under this Sales Plan shall be given to WDCO’s compliance office in the manner specified by this Sales Plan by telephone at                     , by facsimile at                      or by certified mail to the address below:

Attn:

6. Seller’s rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of WDCO.

7. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

8. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule, or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule, or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

9. This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of Utah and may be modified or amended only by a writing signed by the parties hereto.

NOTICE:	THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPH F.1.

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

, Seller

Name:
Title:

Wilson-Davis & Co., Inc.

Name:
Title:

SCHEDULE A4

STOCK OPTIONS TO BE EXERCISED UNDER SALES PLAN

Number of Options	Designation	Strike Price	Expiration Date

[4]	Include Schedule A if this Sales Plan covers options.

EXHIBIT A

ISSUER REPRESENTATION

Sales Plan (Rule 10b5-1)

1.                     (the “Issuer”) represents that it has approved the Sales Plan dated                     , 20     (the “Sales Plan”), between                      (“Seller”) and WILSON-DAVIS & CO., INC. (“WDCO”), relating to the common stock of the Issuer (the “Stock”).

2. The sales to be made by WDCO for the account of Seller pursuant to the Sales Plan will not violate the Issuer’s insider-trading policies, and to the best of the Issuer’s knowledge there are no legal, contractual, or regulatory restrictions applicable to Seller or Seller’s affiliates as of the date of this representation that would prohibit Seller from entering into the Sales Plan or prohibit any sale pursuant to the Sales Plan.

3. If, at any time during the Plan Sales Period, a legal, contractual, or regulatory restriction that is applicable to Seller or Seller’s affiliates, including any restriction related to a stock offering requiring an affiliate lock-up or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company, would prohibit any sale pursuant to the Sales Plan (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or its securities), the Issuer agrees to give WDCO’s compliance office                      at                      and shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller or otherwise communicate any material nonpublic information about the Issuer or its securities to WDCO.

4. To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Sales Plan, and in acknowledgment of WDCO’s agreement in paragraph B.11 of the Sales Plan that sales of Stock under the Sales Plan will be effected in compliance with Rule 144 of the Securities Act of 1933, as amended, and WDCO’s agreement in paragraph C.5 of the Sales Plan to return any unsold shares to the Issuer’s transfer agent for relegending to the extent such shares would then be subject to transfer restrictions in the hands of the Seller, the Issuer agrees that it will, immediately upon Seller’s directing delivery of Stock into an account at WDCO in the name of and for the benefit of Seller, instruct its transfer agent to process the transfer of shares and issue a new certificate to Seller that does not bear any legend or statement restricting its transferability to a buyer.

5. To the extent that the Sales Plan covers options, the Issuer acknowledges that Seller has authorized WDCO to serve as Seller’s agent and attorney-in-fact to exercise certain options to purchase the Stock from time to time pursuant to the Sales Plan. The Issuer agrees to accept, acknowledge, and effect the exercise of such options by WDCO and the delivery of the underlying Stock to WDCO (free of any legend or statement restricting its transferability to a buyer) upon receipt of a completed Stock Option Cashless Exercise Form in the form attached to the Sales Plan as Exhibit B.

Dated:                         , 20    .

, Issuer

By:
Name:
Title:

EXHIBIT B

STOCK OPTION CASHLESS EXERCISE FORM

I.	Instructions to Issuer from Optionee:

A.	This constitutes notice under the stock option plan of (the “Issuer”) that I elect to exercise my option to purchase shares of Issuer stock (the “Stock”) at an exercise price of $ per share.

B.	This is a (check one): qualified stock option plan
non-qualified	stock option plan

C.	I hereby irrevocably authorize the Issuer to (check one):
register the certificate(s) representing the Stock in the name of
(Federal	Tax ID # ); and
deliver the certificate(s) to WDCO at 236 South Main Street, Salt Lake City,
Utah 84101, Attn: Transfer Department, for deposit into my Plan Account;
Account #:

                                                                 -OR-

deliver shares to WDCO through the Depository Trust Company (DTC).
WDCO	DTC Account #:

(Optionee Signature)	(Date)

II.	Issuer’s Acknowledgment of Option Exercise

A.	(the “Issuer”) acknowledges that it is in receipt of a valid option exercise certificate from (“Optionee”) covering the exercise of shares of the Issuer’s common stock.

B.

In consideration of WDCO making a payment of $                 to cover the cost of exercise (including taxes, if any) of the Optionee’s option to purchase the shares from the Issuer, the Issuer agrees to promptly issue and deliver the shares registered in the name of WDCO for the Optionee’s account.

C.	Funds should be delivered (check one):

via check to: (company name)
via wire to: (bank name)
ABA# (nine digits)
Account# (company name)

D.	The Issuer represents that the shares will be issued pursuant to an effective registration statement and that the shares will be free of any restrictive legend.

E.

If the Seller is a director or “executive officer” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002, then the cashless exercise of options will be processed by the special procedures agreed to between the Issuer and WDCO.

Signature for Issuer:                                                          Date:

Print Name/Title: